UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 19, 2017

AVINGER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive office) (Zip Code)

(650) 241-7900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01.             Entry into a Material Definitive Agreement.

Avinger, Inc. (“Avinger”) entered into a Sublease, dated October 19, 2017 (the “Sublease”), with Gynesonics, Inc. (“Gynesonics”). The Sublease provides for a sublease of the entire building located at 600 Chesapeake Drive, Redwood City, California (the “Subleased Premises”), consisting of approximately 24,600 rentable square feet, by Avinger to Gynesonics, which Subleased Premises Avinger currently leases from HCP LS Redwood City, LLC (the “Landlord”) pursuant to that certain Lease dated July 30, 2010 (as amended, the “Lease”). The effectiveness of the Sublease is expressly conditioned upon the parties obtaining the consent of Landlord, which consent Avinger obtained on October 19, 2017.

Pursuant to the terms of the Sublease, the Sublease shall commence thirty (30) days after the parties receive consent of the Landlord and the occurrence of delivery of access of the Subleased Premises to Gynesonics (the “Sublease Commencement Date”), which Sublease Commencement Date is estimated to occur on approximately December 1, 2017. The Sublease term is scheduled to expire on November 15, 2019 (which is fifteen (15) days prior to the expiration of the Lease), subject to any early termination provisions in the Lease or Sublease. Starting on the Sublease Commencement Date, Gynesonics shall pay to Avinger a base rent of $3.25 per rentable square foot or $79,950 per month. The base rent payable by Gynesonics to Avinger shall increase to $3.35 per rentable square foot or $82,410 per month as of December 1, 2018. Gynesonics is required to pay to Avinger a security deposit in the amount of $106,000 upon execution of the Sublease. In addition to the base rent, Gynesonics shall pay to Avinger the Landlord’s operating expenses and property taxes due and payable with respect to the Subleased Premises pursuant to the terms of the Lease.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AVINGER, INC.

Date: October 23, 2017	By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer

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